Exhibit 99.1

News Release

	Contact:	Vic Beck
703-280-4456
vic.beck@ngc.com

Northrop Grumman Elects Robert Fleming Corporate Vice President and President, Space Systems

FALLS CHURCH, Va. – Sept. 21, 2023 – Northrop Grumman Corporation (NYSE: NOC) announces that its board of directors has elected Robert Fleming corporate vice president and president, Space Systems sector, effective October 9, 2023. Fleming will succeed Tom Wilson, who has chosen to take a new role in the company for personal reasons.

“Rob brings proven leadership experience running complex businesses in the aerospace and defense industry,” said Kathy Warden, chair, chief executive officer and president, Northrop Grumman. “Building on Tom’s leadership in growing our space portfolio, I’m confident Rob will lead this team to continue innovating and delivering for our customers and shareholders.”

Fleming is currently vice president and general manager of the Strategic Space Systems division in the Space Systems sector. Previously, he led the Space Systems strategy and business development organization. In his nearly 18-year career with Northrop Grumman, he has led different businesses and functions in many of the company’s sectors. He began his career as an aerospace systems engineer.

He holds a bachelor’s and a doctorate degree in electrical engineering from the University of the Witwatersrand in Johannesburg, South Africa, is a graduate of the Harvard Business School General Management Program and holds a Master of Business Administration from the Wharton School at the University of Pennsylvania. Fleming also serves in the U.S. Navy Reserve.

Northrop Grumman is a leading global aerospace and defense technology company. Our pioneering solutions equip our customers with the capabilities they need to connect and protect the world, and push the boundaries of human exploration across the universe. Driven by a shared purpose to solve our customers’ toughest problems, our 98,000 employees define possible every day.

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Northrop Grumman Corporation
2980 Fairview Park Drive Falls Church, VA 22042-4511
news.northropgrumman.com